Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information of Xeris Biopharma Holdings, Inc.

The following unaudited pro forma condensed combined financial information of Xeris Biopharma Holdings, Inc. (the "Company") is presented to illustrate the estimated effects of the Acquisition (defined in Note 1) of Strongbridge Biopharma plc (“Strongbridge”) by Xeris Pharmaceuticals, Inc. ("Xeris Pharma"). The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the fiscal year ended December 31, 2020 and for the nine months ended September 30, 2021 are based upon, derived from and should be read in conjunction with, the historical audited financial statements of Xeris Pharma (which were included in Xeris Pharma's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 9, 2021), historical audited financial statements of Strongbridge (which were included in Strongbridge's Annual Report on Form 10-K filed with the SEC on March 3, 2021), historical unaudited financial statements of Xeris Pharma for the nine months ended September 30, 2021 (which were included in the Company's Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021) and historical unaudited financial statements of the Strongbridge for the nine months ended September 30, 2021 (which were included in the Company's Current Report on Form 8-K filed with the SEC on January 28, 2022). The Acquisition is accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations.”

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used in the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed were recorded at the acquisition closing date fair value. For pro forma purposes, the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed are based on the fair value as of October 5, 2021. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), other identifiable intangible assets and certain other assets and liabilities. Such valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs, determining the timing and estimated costs to complete each in-process research project and projecting the timing of regulatory approvals, in addition to developing the appropriate discount rates and current market profit margins.

The unaudited pro forma condensed combined statements of operations and comprehensive loss for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 assume the Acquisition occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes the Acquisition occurred on September 30, 2021. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Acquisition.

The accompanying unaudited pro forma condensed combined statements of operations and comprehensive loss do not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the Acquisition or any integration-related costs. No material transactions existed between Xeris Pharma and Strongbridge during the pro forma period.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Xeris Pharma and Strongbridge filed with the SEC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands)

	Xeris Pharma	Strongbridge	Pro Forma Reclasses		Pro Forma Adjs		Pro Forma Combined
Assets	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$59,492	$55,270	$—		$(10,900)	6(a)	$103,862
Short-term investments	33,491	—	—		—		33,491
Trade accounts receivable, net	13,561	5,325	—		—		18,886
Inventory	14,241	1,173	—		310	6(b)	15,724
Prepaid expenses and other current assets	3,582	1,261	—		—		4,843
Total current assets	124,367	63,029	—		(10,590)		176,806
Property and equipment, net	6,682	162	—		—		6,844
Intangible asset	—	17,337	—		(6,337)	6(c)	11,000
IPR&D intangible asset	—	—	—		121,000	6(d)	121,000
Goodwill	—	7,256	—		10,479	6(e)	17,735
Other assets	211	1,241	—		—		1,452
Total assets	$131,260	$89,025	$—		$114,552		$334,837
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$4,290	$329	$—		$—		$4,619
Current portion of long-term debt, net	—	2,848	—		(2,848)	6(g)	—
Other accrued liabilities	22,957	23,188	(9,951)	8(a)(d)	2,595	6(f)	38,789
Accrued trade discounts and rebates	6,782	—	4,866	8(a)	—		11,648
Supply agreement liability, current	—	—	5,085	8(d)	—		5,085
Accrued returns reserve	3,161	—	—		—		3,161
Other current liabilities	95	—	—		—		95
Total current liabilities	37,285	26,365	—		(253)		63,397
Long-term debt, net of unamortized debt issuance costs	87,713	14,082	—		(14,082)	6(g)	87,713
Deferred rent	6,826	—	—		—		6,826
Warrant liability	—	1,001	—		(94)	6(h)	907
Contingent value rights liability	—	—	—		22,531	6(i)	22,531
Supply agreement liability, noncurrent	—	6,471	—		444	6(j)	6,915
Other liabilities	1,897	413	—		—		2,310
Total liabilities	133,721	48,332	—		8,546		190,599
Stockholders' equity:
Ordinary shares	—	678	—		(678)	6(k)	—
Common stock	7	—	—		6	6(k)	13
Additional paid in capital	406,878	377,218	—		(227,930)	6(k)	556,166
Accumulated deficit	(409,320)	(337,203)	—		334,608	6(k)	(411,915)
Accumulated other comprehensive loss	(26)	—	—		—		(26)
Total stockholders’ (deficit) equity	(2,461)	40,693	—		106,006		144,238
Total liabilities and stockholders’ (deficit) equity	$131,260	$89,025	$—		$114,552		$334,837
See accompanying notes to the unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2020
(in thousands, except per share data)

	Xeris Pharma	Strongbridge	Pro Forma Reclasses		Pro Forma Adjs		Pro Forma Combined
	(audited)	(audited)
Net sales	$20,155	$30,670	$—		$—		$50,825
Grant and other income	280	—	61	8(b)	—		341
Royalty revenue	—	61	(61)	8(b)	—		—
Costs and expenses:
Cost of goods sold	9,328	2,212	(328)	8(c)	310	7(a)	11,522
Research and development	20,921	25,795	—		—		46,716
Selling, general and administrative	73,732	40,867	328	8(c)	2,595	7(b)	117,522
Amortization of intangible asset	—	5,022	—		(2,822)	7(c)	2,200
Total costs and expenses	103,981	73,896	—		83		177,960
Loss from operations	(83,546)	(43,165)	—		(83)		(126,794)
Other income (expense):
Interest and other income	2,965	225	—		—		3,190
Interest expense	(10,660)	(1,336)	—		1,336	7(d)	(10,660)
Change in fair value of warrants	(9)	(814)	—		—		(823)
Total other income (expense)	(7,704)	(1,925)	—		1,336		(8,293)
Net loss before benefit from income taxes	(91,250)	(45,090)	—		1,253		(135,087)
Benefit from income taxes	110	15	—		—		125
Net loss	$(91,140)	$(45,075)	$—		$1,253		$(134,962)
Other comprehensive loss, net of tax:
Unrealized gains (losses) on investments	(10)	(3)	—		—		(13)
Foreign currency translation adjustments	(27)	—	—		—		(27)
Comprehensive loss	$(91,177)	$(45,078)	$—		$1,253		$(135,002)

Net loss per common share - basic and diluted	$(2.14)	$(0.78)					$(1.34)

Weighted average common shares outstanding - basic and diluted	42,643	57,976			58,083	4	100,726

See accompanying notes to the unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Nine Months Ended September 30, 2021
(in thousands, except per share data)

	Xeris Pharma	Strongbridge	Pro Forma Reclasses		Pro Forma Adjs		Pro Forma Combined
	(unaudited)	(unaudited)
Net sales	$27,921	$29,852	$—		$—		$57,773
Grant and other income	240	67	—		—		307
Costs and expenses:
Cost of goods sold	8,429	1,377	(252)	8(c)	—		9,554
Research and development	15,078	15,750			—		30,828
Selling, general and administrative	71,539	40,498	252	8(c)	—		112,289
Amortization of intangible asset	—	5,251	—		(3,601)	7(c)	1,650
Total costs and expenses	95,046	62,876	—		(3,601)		154,321
Loss from operations	(66,885)	(32,957)	—		3,601		(96,241)
Other income (expense):
Interest and other income	243	(198)	—		—		45
Interest expense	(5,384)	(2,428)	—		2,428	7(d)	(5,384)
Change in fair value of warrants	91	3,940	—		—		4,031
Total other income (expense)	(5,050)	1,314	—		2,428		(1,308)
Net loss before benefit from income taxes	(71,935)	(31,643)	—		6,029		(97,549)
Expense from income taxes	—	(2)	—		—		(2)
Net loss	$(71,935)	$(31,645)	$—		$6,029		$(97,551)
Other comprehensive loss, net of tax:
Unrealized gains (losses) on investments	(34)	—	—		—		(34)
Foreign currency translation adjustments	2	—	—		—		2
Comprehensive loss	$(71,967)	$(31,645)	$—		$6,029		$(97,583)

Net loss per common share - basic and diluted	$(1.11)	$(0.47)					$(0.79)

Weighted average common shares outstanding - basic and diluted	64,723	67,719			58,083	4	122,806

See accompanying notes to the unaudited pro forma condensed combined financial information

1. Description of Transaction

On May 24, 2021, Xeris Pharma issued an announcement pursuant to Rule 2.5 of the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2013, disclosing that the boards of directors of Xeris Pharma and Strongbridge (with the exception of Jeffrey W. Sherman, M.D., a director in common to both companies, who abstained from the voting), had reached agreement on the terms of a recommended acquisition of Strongbridge by Xeris Pharma (the “Acquisition”). Xeris Pharma, Strongbridge, the Company and Wells MergerSub, Inc., a Delaware corporation (“MergerSub”), entered into a Transaction Agreement, dated as of May 24, 2021 (the “Transaction Agreement”).

On October 5, 2021 (the "Acquisition Closing Date"), pursuant to the Transaction Agreement, the Company completed its acquisition of Strongbridge. Upon completion of the Acquisition, (a) the Company acquired Strongbridge by means of a scheme of arrangement (the “Scheme”) under Irish law pursuant to which the Company acquired all of the outstanding ordinary shares of Strongbridge (“Strongbridge Shares”) in exchange for (i) 0.7840 of a share of the Company's common stock (“Company Shares”) and cash in lieu of fractions of Company Shares in exchange for each Strongbridge Share held by such Strongbridge Shareholders and (ii) one (1) non-tradeable contingent value right (“CVR”), worth up to a maximum of $1.00 per Strongbridge Share settleable in cash, additional Company Shares, or a combination of cash and additional Company Shares, at the Company's sole election and (b) MergerSub merged with and into Xeris Pharma, with Xeris Pharma, as the surviving corporation in the merger (the “Merger,” and the Merger together with the Acquisition, the “Transactions”).

Upon completion of the Merger, (a) each share of Xeris Pharma common stock was assumed by the Company and converted into the right to receive one Company Share and any cash in lieu of fractional entitlements due to a Xeris Pharma shareholder and (b) each Xeris Pharma option, stock appreciation right, restricted share award and other Xeris Pharma share based award that was outstanding was assumed by the Company and converted into an equivalent equity award of the Company, which award was subject to the same number of shares and the same terms and conditions as were applicable to the Xeris Pharma award in respect of which it was issued.

At the effective time of the Scheme, Strongbridge’s outstanding equity awards were treated as set forth in the Transaction Agreement, such that (i) each Strongbridge Share Award were vested and settled for Strongbridge Shares immediately prior to the effective time of the Scheme, (ii) each Strongbridge Option became fully vested and exercisable immediately prior to the effective time of the Scheme, (iii) each unexercised Strongbridge Option was assumed by the Company and converted into an option to purchase Company Shares (each, a “Strongbridge Rollover Option”), with the exercise price per Company Share and the number of Company Shares underlying the Strongbridge Rollover Option adjusted to reflect the conversion from Strongbridge Shares into Company Shares, provided that each Strongbridge Rollover Option will continue to have, and be subject to, the same terms and conditions that applied to the corresponding Strongbridge Rollover Option (except for terms rendered inoperative by reason of the Acquisition or for immaterial administrative or ministerial changes that are not adverse to any holder other than in any de minimis respect), provided that the terms of each Strongbridge Rollover Option with an exercise price of $4.50 or less (prior to the adjustment described above) were amended to provide that it shall remain exercisable for a period of time following the effective time of the Scheme equal to the lesser of (A) the maximum remaining term of such corresponding Strongbridge Option and (B) the fourth anniversary of the effective date of the Merger, in each case regardless of whether the holder of such Strongbridge Rollover Option experiences a termination of employment or service on or following the effective time of the Scheme and (iv) the Company issued to each holder of a Strongbridge Rollover Option one CVR with respect to each Strongbridge Share subject to the applicable Strongbridge Option, provided that in no event shall such holder be entitled to any payments with respect to such CVR unless the corresponding Strongbridge Option has been exercised on or prior to any such payment.

Additionally, on completion of the Acquisition, (a) each outstanding and unexercised Strongbridge warrant (except private placement warrants) was assumed by the Company such that, upon exercise, the applicable holders will have the right to have delivered to them the reference property (as such term is defined in the Strongbridge assumed warrants) and (b) each outstanding and unexercised Strongbridge private placement warrant was assumed by the Company such that the applicable holders will have the right to subscribe for the Company Shares, in accordance with certain terms of the Strongbridge private placement warrants.

Immediately following the Transactions, both Xeris Pharma and Strongbridge became wholly owned subsidiaries of the Company. The common stock of Xeris Pharma and the ordinary shares of Strongbridge were de-registered after completion of the Transactions. On October 6, 2021, the Company's common stock, par value $0.0001 per share, commenced trading on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “XERS”.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it occurred on September 30, 2021. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Strongbridge are based on the estimated fair value of Strongbridge’s assets and liabilities as of September 30, 2021. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 give effect to the Acquisition as if it occurred on January 1, 2020.

The Acquisition Closing Date was October 5, 2021. The valuation of consideration transferred is based on, among other things, Xeris Pharma closing share price of $2.37 per share on October 5, 2021. The fair value of the Strongbridge Rollover Options and the assumed Strongbridge warrants are also calculated based on Xeris Pharma closing share price of $2.37 per share on October 5, 2021.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Xeris Pharma and Strongbridge. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date using the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The unaudited pro forma condensed combined financial information have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. Regulation S-X Article 11 requires that pro forma financial information include the following pro forma adjustments to the historical financial information of the registrant:

• Transaction Accounting Adjustments – Adjustments that reflect only the application of required accounting to the acquisition, disposition or other transaction.
• Autonomous Entity Adjustments – Adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity.

The transaction accounting adjustments are based on available information and assumptions that Xeris Pharma's management believes are reasonable. However, such adjustments are estimates and actual experience may differ from expectations. There are no autonomous entity adjustments included in the unaudited pro forma condensed combined financial information. Additionally, Regulation S-X Article 11 permits registrants to reflect in the notes to the pro forma financial information forward-looking information that depicts the synergies and dis-synergies identified by management in determining to consummate the Acquisition for which pro forma effect is being given. Such adjustments have not been reflected in the notes to the unaudited pro forma condensed combined financial information because Xeris Pharma's management does not believe these adjustments would enhance an understanding of the pro forma effects of the Acquisition.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The initial allocation of the consideration in these pro forma financial information is based upon a preliminary consideration of approximately $169.1 million. This amount is based on approximately 58.1 million shares of common stock that the Company issued to holders of Strongbridge ordinary shares in connection with the Acquisition, based on the number of Strongbridge ordinary shares outstanding as of October 5, 2021, the number of Strongbridge RSUs vested upon change in control, and the exchange ratio of 0.7840 provided in the Transaction Agreement. The consideration has been calculated based on the share price of Xeris Pharma's common stock on October 5, 2021, equal to $2.37 per share and the estimated fair value of the CVR Consideration (see Note 4 below for a description of the basis on which the estimated fair value of the CVR Consideration is included in these unaudited pro forma condensed combined financial information). The consideration also includes the fair value of Strongbridge Rollover Options and the fair value of Strongbridge warrants to be assumed by the Company, as described above.

One-time transaction-related expenses incurred by Xeris Pharma and Strongbridge after September 30, 2021 but prior to, or concurrent with, the closing, are reflected in the pro forma statements of operations and comprehensive loss and reflected in the pro forma balance sheet as an increase in accrued liabilities and as a decrease to retained earnings. In addition, the accompanying unaudited pro forma condensed combined statements of operations and comprehensive loss do not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the Acquisition.

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Xeris Pharma may materially vary from those of Strongbridge. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 8. Following the Acquisition and during the measurement period, management will conduct a final review of Strongbridge’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Strongbridge’s results of operations or reclassification of assets or liabilities to conform to Xeris Pharma's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4. Acquisition consideration

The acquisition-date fair value of the consideration transferred totaled $169.1 million, which consisted of the following:

Fair value of consideration transferred (in thousands)
Xeris Biopharma Holdings, Inc. common shares (58,082,606 shares)	$137,655
Unexercised Strongbridge options assumed by Xeris Pharma and converted into options to purchase Company Shares	6,404
Strongbridge warrants	2,467
Contingent consideration (Contingent value rights)	22,531
Total consideration	$169,057

The Company’s acquisition accounting is primarily pending final valuation and potential CVR fair value adjustments to the consideration. The fair value of the common stock issued was determined based on the closing market price of shares of the Company’s common stock on the acquisition date.

Upon completion of the Acquisition, each outstanding and unexercised Strongbridge warrant (except private placement warrants) was assumed by the Company such that, upon exercise, the applicable holders will have the right to have delivered to them the reference property (as such term is defined in the Strongbridge assumed warrants). The fair value of the assumed warrants was determined using the Black-Scholes valuation model which considers the expected terms of the assumed warrants from the acquisition closing date as well as the risk-free interest rate and expected volatility of both Xeris Pharma and Strongbridge's common stock.

Each outstanding and unexercised Strongbridge private placement warrant was assumed by the Company such that the applicable holders will have the right to subscribe for Company Shares, in accordance with certain terms of the Strongbridge private placement warrants. The fair value of the private placement warrants was determined using the Black-Scholes valuation model which considers the expected terms of the private placement warrants from the acquisition closing date as well as the risk-free interest rate, current exercise price of $2.50 multiplied by (the average of Xeris Pharma closing prices for the 20-day period ending three trading days prior to acquisition closing date/the average of Strongbridge closing prices for the 20-day period ending three trading days prior to acquisition closing date) and a volatility of 50%.

The CVRs represent contingent additional consideration of up to $1.00 for each CVR, payable to CVR holders, to satisfy future performance milestones, settleable in cash, common stock, or a combination of cash and common stock, at the Company's sole election. The CVRs are conditioned upon the achievement of the following:

•Keveyis Milestone: $0.25 per CVR, upon the earlier of the first listing of any patent in the FDA's Orange Book for Keveyis by the end of 2023 or the first achievement of at least $40 million in net sales of Keveyis in 2023;
•2023 Recorlev Milestone: $0.25 per CVR, upon the first achievement of at least $40 million in net sales of Recorlev in 2023; and
•2024 Recorlev Milestone: $0.50 per CVR, upon the first achievement of at least $80 million in net sales of Recorlev in 2024.

The fair value of the CVRs was calculated by using a discounted cash flow method for the Keveyis patent milestone and an option pricing method for the Recorlev and Keveyis sales milestones. In the case of Keveyis milestones, the Company applied a scenario-based method and weighted them based on the possible achievement of each milestone. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The key assumptions used include the discount rate and sales growth. The estimated value of the CVR consideration is preliminary only and is based upon available information and certain assumptions which Xeris management believes are reasonable under the circumstances. The ultimate payout under the CVRs may differ materially from the assumptions used in determining the fair value of the CVR consideration.

As of the Acquisition Closing Date, there were approximately 74.1 million CVRs. There will be additional issuance of up to 10.5 million CVRs to holders of Strongbridge rollover options and assumed warrants upon exercise.

5. Preliminary purchase price allocation

In accordance with ASC 805, Xeris Pharma was determined to be the accounting acquirer in the Acquisition. The Company has applied the acquisition method of accounting that requires, among other things, that identifiable assets acquired and liabilities assumed generally be recognized on the balance sheet at fair value as of the acquisition date. In determining the fair value, the Company utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgment related to future net cash flows (including revenue, operating expenses, and working capital), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data (supplemented by current and anticipated market conditions), trends and growth rates.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The Company is in the process of finalizing the valuations of certain intangible assets; thus, the provisional measurements of intangible assets and goodwill may be subject to change.

(in thousands)

Cash and cash equivalents	$38,469
Trade accounts receivable	4,344
Inventory	1,862
Prepaid expenses and other current assets	4,683
Property and equipment	161
IPR&D	121,000
Other intangible assets	11,000
Other assets	860
Total identifiable assets acquired	182,379
Accounts payable	(279)
Other accrued liabilities	(13,521)
Accrued trade discounts and rebates	(4,844)
Supply agreement liability	(12,000)
Other liabilities	(413)
Total liabilities assumed	(31,057)
Net identifiable assets acquired	151,322
Goodwill	17,735
Net assets acquired	$169,057

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated value of assets acquired and liabilities assumed that are reflected in the pro forma adjustments.

Explanations of the adjustments to the pro forma condensed combined balance sheet are as follows (amounts in thousands, unless otherwise noted):

6(a) Cash and cash equivalents: Represents the Payment of Strongbridge 2020 term loan which is subject to repayment upon a change in control.

6(b) Inventory: Represents an estimated $0.3 million increase to Strongbridge’s inventory to present inventory at fair value.

6(c) Intangible asset: Represents the elimination of Strongbridge historical intangible asset and recording of the acquired definite-lived intangible asset related to Keveyis as a result of the preliminary purchase price allocation, as follows:

Elimination of Strongbridge historical intangible asset	$(17,337)
Acquired intangible asset as a result of the purchase price allocation	11,000
Net pro forma adjustment	$(6,337)

The intangible asset is expected to be amortized over a useful life of five years.

6(d) IPR&D intangible asset: Represents the recording of the acquired IPR&D indefinite-lived intangible asset related to Recorlev as a result of the preliminary purchase price allocation.

6(e) Goodwill: Represents the elimination of Strongbridge historical goodwill and recording of the acquired goodwill as a result of the preliminary purchase price allocation, as follows:

Elimination of Strongbridge historical goodwill	$(7,256)
Acquired goodwill as a result of the purchase price allocation	17,735
Net pro forma adjustment	$10,479

Goodwill represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances occur that may indicate a possible impairment. The majority of goodwill is not expected to be deductible for income tax purposes.

6(f) Other accrued liabilities: Represents the following pro forma adjustments:

Transaction costs to be incurred by Xeris Pharma subsequent to September 30, 2021	$2,305
Transaction costs to be incurred by Strongbridge subsequent to September 30, 2021	290
Net pro forma adjustment	$2,595

6(g) Current portion of long-term debt, net and Long-term debt, net: Represents the conversion of $10.0 million of outstanding principal to equity pursuant to an amendment executed in July 2021, the payment of the remaining outstanding principal amount under Strongbridge’s existing 2020 term loan facility and final payment fee, and the elimination of the associated debt issuance costs. Per the debt agreement, amounts outstanding are due in full upon a change in control.

6(h) Warrant liability: Represents the elimination of the Strongbridge historical warrant liability and the estimated fair value of the assumed warrants based on the preliminary purchase price allocation.

Elimination of Strongbridge historical warrant liability	$(1,001)
Estimated fair value of liability for assumed liability-based warrants	907
Net pro forma adjustment	$(94)

6(i) Contingent value rights liability: Represents the fair value of the contingent value rights liability.

6(j) Supply agreement liability, noncurrent: Represents an estimated $0.4 million increase to Strongbridge’s     noncurrent supply agreement liability to present it at fair value.

6(k) Equity: Represents the elimination of Strongbridge historical equity balances and the allocation of consideration.

Elimination of Strongbridge historical ordinary shares	$(678)
Allocation of preliminary consideration to common stock at the Company's par value of $0.0001	6
Additional paid in capital:
Elimination of Strongbridge historical additional paid in capital	$(377,218)
Allocation of consideration to additional paid in capital	141,324
To reflect estimated increase in additional paid in capital for replaced Strongbridge equity awards relating to the pre-acquisition vesting of the equity award holders’ requisite service periods	6,404
To reflect estimated increase in additional paid in capital for equity-based warrants assumed	1,560
Total adjustments to additional paid in capital	(227,930)
Accumulated deficit:
Elimination of Strongbridge historical accumulated deficit	$337,203
To reflect an increase in the accumulated deficit of Xeris Pharma for transaction costs to by Xeris Pharma subsequent to September 30, 2021	(2,305)
To reflect an increase in the accumulated deficit of Strongbridge for transaction costs to by Strongbridge subsequent to September 30, 2021	(290)
Total adjustments to accumulated deficit	334,608
Total pro forma adjustments to equity	$106,006

7. Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss Adjustments

Explanations of the adjustments to the pro forma condensed combined statements of operations and comprehensive loss are as follows (amounts in thousands, unless otherwise noted):

7(a) Cost of goods sold: Represents amortization of estimated inventory step up to fair value.

7(b) Selling, general and administrative: Represents adjustment to record one-time transaction-related expenses (e.g. bankers fees, legal fees, consultant fees, etc.) incurred by Xeris Pharma and Strongbridge after September 30, 2021 but prior to, or concurrent with, the closing.

7(c) Amortization of intangible asset: Represents amortization based on the new valuation of intangible assets ($11.0 million amortized over five years).

	Nine months ended September 30, 2021	Year ended December 31, 2020
Removing the historical amortization of intangible asset	$(5,251)	$(5,022)
Record the amortization of the acquired intangible asset as a result of the purchase price allocation	1,650	2,200
Net pro forma adjustment	$(3,601)	$(2,822)

7(d) Interest expense: Represents elimination of Strongbridge historical interest expense on the 2020 term loan which was fully repaid or converted to equity prior to the acquisition.

There is no tax impact of the pro forma adjustments reflected as both companies are, and have been for some time, in net operating loss positions and have full valuation allowances against their net deferred tax assets on both a historical and a pro forma basis.

8. Pro Forma Reclassification Adjustments

Explanations of the pro forma reclassification adjustments are as follows:

8(a) Other accrued liabilities: Represents the reclassification of Strongbridge accrued sales allowances from other accrued liabilities to accrued trade discounts and rebates to conform to Xeris Pharma's financial statement presentation of similar balances.

8(b) Grant and other income: Represents the reclassification of Strongbridge royalty income to grant and other income to conform with Xeris Pharma's presentation.

8(c) Cost of goods sold: Represents the reclassification of Strongbridge annual FDA fees from cost of goods sold to selling, general and administrative expense to conform with Xeris Pharma's presentation.

8(d) Other accrued liabilities: Represents reclassification of Strongbridge supply agreement current liability from other accrued liabilities to disclose as a separate line item.

9. Net Loss Per Share

Pro forma loss per share for the year ended December 31, 2020 and the nine months ended September 30, 2021 has been calculated based on the weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the shares to be issued in the Acquisition had been issued and outstanding as of January 1, 2020. Basic and diluted net loss per common share are determined by dividing the net loss applicable to common shareholders by the weighted average common shares outstanding during the period. The shares issuable upon conversion of convertible debt or warrants or upon exercise or vesting of equity awards have been excluded from the calculation because their effects would be anti-dilutive. Therefore, the weighted average common shares outstanding used to calculate both basic and diluted net loss per common share are the same. For additional information on the calculation of acquisition-related shares, see Note 4.

The following potentially dilutive securities were determined after giving effect to the Acquisition and are excluded from the computation of diluted weighted average common shares outstanding due to their anti-dilutive effect:

(in thousands)	As of September 30, 2021	As of December 31, 2020
Shares to be issued upon conversion of convertible debt – Xeris Pharma	15,417	15,417
Restricted stock units – Xeris Phama	2,063	767
Vested and unvested stock options:
Xeris Pharma	5,013	4,954
Strongbridge	6,400	6,400
Warrants:
Xeris Pharma	94	94
Strongbridge	6,279	6,279
Total	35,266	33,911